UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) May 19, 2016

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, AK	99518
(Address of Principal’s Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)  Chugach Electric Association’s annual membership meeting was held on May 19, 2016. Two board members were re-elected to four-year terms, which will expire in May 2020. Total number of members of record was 68,937. Out of 6,329 ballots cast, current board members Susan Reeves received 4,873 votes and Bruce Dougherty received 4,324 votes. Directors Janet Reiser, Susan Reeves, Sisi Cooper and Bruce Dougherty were elected by the sitting board as Chair, Vice Chair, Treasurer and Secretary, respectively.

None of the directors were elected pursuant to any arrangement or understanding with any other parties.

At this time, there were no changes to the committees of the board of directors.

None of the directors have family relationships with any current director, director nominee, or executive officer of Chugach, and there were no transactions or proposed transactions, to which Chugach is a party, or intended to be a party, in which any director has or will have a material interest, subject to disclosure under Item 404(a) of Regulation S-K.

There are no material plans, contracts or arrangements to which any director is a party in connection with the election nor was there any grant or award to any director in connection with the election.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

There were two proposed bylaw amendments before the membership. The first clarifies the duration of the term for a director appointed to fill a board vacancy and the second reconciles a provision of health insurance to comply with federal law. Both proposals passed.

Item 9.01 – Financial Statements and Exhibits

Exhibit No.	Description
3.2	Bylaws, as amended May 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 23, 2016		CHUGACH ELECTRIC ASSOCIATION, INC.
	By:	/s/ Bradley W. Evans
Bradley W. Evans
Chief Executive Officer